CONFIDENTIAL AND PROPRIETARY

HIMCO VARIABLE INSURANCE TRUST

Code of Ethics for Principal Executive Officer and Principal Financial Officer

I.             Introduction

The Board of Trustees of the above referenced trust, which is an open-end investment company consisting of separate investment portfolios (each such portfolio referred to herein as a “Fund” and collectively as the “Funds”) (including any future Funds) has established this Code of Ethics (“Code”) in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code does not supersede or otherwise affect the separate code of ethics that the Funds have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

This Code is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons; and (v) accountability for adherence to the Code. The Code applies to the Funds’ President and Treasurer (collectively, “Covered Officers”).

II.            Principles of Honest and Ethical Conduct

A.            General Objectives

The Funds expect all Covered Officers to adhere to the highest possible standards of honest and ethical conduct. All Covered Officers are expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach.

B.            Conflicts of Interest

All Covered Officers should be scrupulous in avoiding a conflict of interest with regard to the Funds’ interests. A conflict of interest occurs when an individual’s private interest interferes in any way — or even appears to interfere — with the interests of the Funds. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Funds objectively and effectively. Conflicts of interest also arise when a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Funds, whether such benefits are received from the Funds or a third party. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Covered Officer and resolved before taking any action.

Conflicts of interest may not always be evident, and Covered Officers should consult with the Funds’ Chief Compliance Officer (“CCO”) or the Funds’ Chief Legal Officer (“CLO”) if they are uncertain about any situation.

Examples of possible conflicts of interest include:

1.             Outside Employment or Activities

Covered Officers may not engage in any outside employment or activity that interferes with their performance or responsibilities to the Funds or is otherwise in conflict with or prejudicial to the Funds. A Covered Officer must disclose to the CCO any outside employment or activity that may constitute a conflict of interest.

2.             Gifts

Covered Officers and their immediate families shall not accept any benefit, gift, personal favor, discount, remuneration or entertainment the nature of which goes beyond those courtesies usually associated with accepted business practice or which raise any implication that could be construed as affecting their judgment or decision-making process on behalf of the Fund or any person connected therewith.

3.             Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations in this Code. If a proposed transaction or situation raises any questions or doubts, a Covered Officer should consult with the CCO or CLO.

C.            Corporate Opportunities

Covered Officers may not exploit for their own personal gain opportunities that are discovered through the use of Fund property, information, or position, unless the opportunity is disclosed fully in writing to the Board of Trustees and the Board of Trustees declines to pursue such opportunity.

III.                              Full, Fair, Accurate, Timely, and Understandable Disclosure in Fund Disclosure and Reporting Documents.

As a registered investment company, it is of critical importance that the Funds’ public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, Covered Officers are expected to consider it central to their roles as officers of the Funds to promote full, fair, accurate, timely, and understandable disclosure in the Funds’ public communications and reports, and in the documents that the Funds file with, or submit to, the SEC.

Depending on his or her position with the Funds, a Covered Officer may be called upon to provide necessary information to make the Funds’ public reports, communications, and SEC filings and submissions complete, fair, and understandable. The Funds expect Covered Officers to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Funds’ public disclosure requirements. Covered Officers may be asked to certify the accuracy of all responses and information provided for inclusion in the Funds’ public reports, communications, and SEC filings and submissions.

IV.          Compliance With Applicable Governmental Rules and Regulations.

The Funds expect their Covered Officers to comply with all laws, rules, and regulations applicable to the Funds’ operations and business. Covered Officers should seek guidance whenever they are in doubt as to the applicability of any law, rule, or regulation, or regarding any contemplated course of action. Covered Officers should also make use of the various guidelines which the Funds and their service providers have prepared on specific laws and regulations. If in doubt on a course of action, a good guideline is “always ask first, act later” — if you are unsure of what to do in any situation, seek guidance before you act.

As a registered investment company, the Funds are subject to regulation by the SEC and must comply with Federal securities laws and regulations, as well as other applicable laws. The Funds insist on strict compliance with the spirit and the letter of these laws and regulations. Each Covered Officer shall cooperate with Fund counsel, the Funds’ independent accountants, and the Funds’ other service providers with the goal of maintaining the Funds’ material compliance with applicable governmental rules and regulations.

Covered Officers are encouraged to attend courses and seminars for the purpose of keeping themselves apprised of developments relating to those governmental statutes, rules, and regulations applicable to the Fund.

Upon obtaining knowledge of any material violation of any applicable law, rule, or regulation by the Fund or a person acting with or on behalf of the Fund, a Covered Officer shall report such violation to the CCO, the CLO, or both. (See Section VI of the Code for a discussion of reporting Code violations.) Each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any such material violation.

V.            Confidentiality

Covered Officers must maintain the confidentiality of information entrusted to them by the Funds, except when disclosure is authorized by the CLO or required by laws or regulations. Whenever possible, Covered Officers should consult with the CLO if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Funds or their shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

VI.                               Prompt Internal Reporting of Violations of the Code; Evaluation of Possible Violations; Determination of Sanctions

A.            Reporting to CCO. A Covered Officer shall promptly report knowledge of any material violation of this Code to the CCO. Any such report shall be in writing, and shall describe in reasonable detail the conduct that such Covered Officer believes to have violated this Code. The CCO shall also have the authority to draft a report of a suspected material violation of the Code, if no report is made by a Covered Officer.

B.            Evaluation of Reports. The CCO shall then consult with the CLO to the extent necessary to determine whether the reported conduct actually violates the Code, and, if there has been a violation of the Code, whether the violation causes, in the reasonable judgment of the CCO, a material adverse impact upon the Funds.

1.             No Material Adverse Impact on the Fund. If the CCO determines that the violation has not caused a material adverse impact upon the Funds, the CCO shall determine what sanctions, if any, may be appropriate for the violation. (See Section VIII of the Code for a discussion of possible sanctions.)

2.             Material Adverse Impact on the Fund. If the CCO determines that the violation has caused a material adverse impact upon the Funds, the CCO shall promptly notify the Board of such violation. The Board shall be entitled to consult with independent legal counsel (if such counsel has been appointed) to determine whether the violation actually has had a material adverse impact upon the Funds; to formulate sanctions, if any, appropriate for the violation; or for any other purpose that the Board, in its business judgment, determines to be necessary or advisable. (See Section VIII of the Code for a discussion of possible sanctions.)

C.            Periodic Reports by CCO to Board of Trustees. The CCO shall report to the Board at each regularly scheduled Board meeting all violations of the Code (whether or not they caused a material adverse impact upon the Funds) and all sanctions imposed.

VII.         Waivers of Provisions of the Code

A.                                     Waivers. A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. Waivers will not be granted except under extraordinary or special circumstances.

The process of requesting a waiver shall consist of the following steps:

a.                                      The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

b.                                      The determination with respect to the waiver shall be made in a timely fashion by the CCO, in consultation with the CLO, and submitted to the Board for ratification.

c.                                       The decision with respect to the waiver request shall be documented and kept in the Funds’ records for the appropriate period mandated by applicable law or regulation.

B.                                     Disclosure of Waivers. To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis. An “implicit waiver” is defined as the Funds’ failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an “executive officer” of the Fund. For this purpose, an “executive officer” is a Fund’s President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Fund.

VIII.       Accountability for Adherence to the Code

The matters covered in this Code are of the utmost importance to the Funds and their shareholders, and are essential to the Funds’ ability to conduct their business in accordance with its stated values. Covered Officers are expected to adhere to these rules in carrying out their duties for the Funds.

The Funds will, if appropriate, take action against any Covered Officer whose actions are found to violate this Code. Sanctions for violations of the Code may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction, and/or suspension or termination of the employment of the violator. Where the Funds have suffered a loss because of violations of this Code or applicable laws, regulations, or rules, it may pursue its remedies against the individuals or entities responsible.

IX.          Recordkeeping

A.            General. The Funds require accurate recording and reporting of information in order to make responsible business decisions. All of the Funds’ books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Funds’ transactions and must conform both to applicable legal requirements and to the Funds’ system of internal controls.

B.            Code of Ethics Records. A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Funds for six years from the end of the fiscal year in which such document was created. Such records shall be furnished to the SEC or its staff upon request.

X.            Amendments to the Code

The Covered Officers and the CCO are encouraged to recommend improvements to this Code to the Board, and the Board may amend the Code in its discretion. In connection with any amendment to the Code, the CCO shall prepare a brief description of the amendment, in order that this description may be disclosed in accordance with applicable law and regulations.

Adopted: July 30, 2014